ENDORSEMENT NO. 1

to the

AMENDED AND RESTATED

QUOTA SHARE REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)

BETWEEN

AMTRUST INTERNATIONAL INSURANCE, LTD.
HAMILTON, BERMUDA
(hereinafter referred to as the “Company”)

AND

MAIDEN INSURANCE COMPANY LTD.
HAMILTON, BERMUDA
(hereinafter referred to as the “Reinsurer”)

IT IS HEREBY AGREED, effective as of 12:01 a.m., Eastern Standard Time, April 1, 2011, Paragraph A. of ARTICLE XXI – TERM AND TERMINATION shall be deleted in its entirety and the following substituted therefor:

“A.
This Agreement shall remain in effect until July 1, 2014, and shall automatically renew for successive three-year periods thereafter, unless the Reinsurer or Company elects to terminate this Agreement effective as of July 1, 2014 or as of the expiration of any successive three-year period. If the Reinsurer or Company elects to so terminate this Agreement, it shall give written notice to the other party hereto not less than nine months prior to either July 1, 2014 or the expiration of any successive three-year period.”

IT IS FURTHER AGREED, as of 12:01 a.m., Eastern Standard Time, April 1, 2011, Paragraph A. of ARTICLE XXIII – UNAUTHORIZED REINSURANCE shall be deleted and the following substituted therefor:

“A.	The Reinsurer will timely fund or provide security for its share of the Obligations (as defined below) by:

1.
transferring to the Company assets (the "Reinsurer Trust Assets") for deposit into one or more trust accounts established or to be established by Company for the sole benefit of such Affiliate (each, a “Trust Account”) with a trustee (the “Trustee”), which Trustee shall be at the time a Trust Account is established, and shall continue to be, a member of the Federal Reserve System and shall not be a parent, subsidiary or affiliate of the Reinsurer, Company or such Affiliate, pursuant to a trust agreement meeting the applicable requirements of the jurisdictions having regulatory authority over each applicable Affiliate (each a “Trust Agreement”);

2.
delivering one or more clean, unconditional and irrevocable letters of credit to such Affiliate (each, a "Letter of Credit") in form and substance satisfying the requirements of the jurisdictions having regulatory authority over such Affiliate; and/or

3.
requesting that the Company cause such Affiliate to withhold Subject Premium in lieu of remitting Affiliate Subject Premium to the Company (the "Subject Withheld Funds", together with any other Affiliate Subject Premium that shall be withheld under an Underlying Reinsurance Agreement, the “Withheld Funds”) in accordance with the terms of the Underlying Reinsurance Agreement with such Affiliate.

For the avoidance of doubt, the Reinsurer shall be permitted to elect any or a combination of the above forms of security, provided that the aggregate value of the security funded or provided by the Reinsurer equals the Reinsurer's proportionate share of the Obligations.

IT IS FURTHER AGREED, as of 12:01 a.m., Eastern Standard Time, April 1, 2011, Paragraph C. of ARTICLE VI – PREMIUM AND CEDING COMMISSION shall be deleted in its entirety and the following substituted therefor:

“C.
The Reinsurer shall allow the Company a commission on all Subject Premium ceded hereunder and attributable to Covered Business determined in accordance with the provisions of Schedule B to this Agreement. The Company shall allow the Reinsurer return commission on return premiums at the rate in effect when the return premiums were originally ceded to the Reinsurer. It is expressly agreed that the ceding commission allowed the Company includes provision for all commissions, taxes, assessments (other than assessments based on losses of an Affiliate, as a ceding company under an Underlying Reinsurance Agreement) and all other expenses of whatever nature of the Company and Affiliates, except loss adjustment expenses.”

IT IS FURTHER AGREED, as of 12:01 a.m., Eastern Standard Time, April 1, 2011, Schedule B to this Agreement shall be deleted in its entirety and the following substituted therefor:

“Schedule B

For the period April 1, 2011 to December 31, 2011:

The Reinsurer shall allow the Company a 30% commission on all Subject Premium ceded hereunder and attributable to Covered Business, except that the Reinsurer shall allow the Company a 34.375% commission on Subject Premium related to Retail Commercial Package Business.

For each calendar quarter commencing with the first quarter of 2012, the ceding commission on Subject Premium ceded in that calendar quarter shall be determined in accordance with the following provisions:

2

A.
The Reinsurer shall allow the Company a provisional 31% commission on all Subject Premium ceded hereunder and attributable to Covered Business (excluding UBI related business as described in Paragraph C. below), which shall be subject to the following adjustment:

If the percentage of ceded premiums for Covered Business attributable to Specialty Risk and Extended Warranty business for the subject quarter and the two calendar quarters immediately prior thereto is:

1.	Greater than or equal to 42% of the total ceded premium for Covered Business for those three quarters, the commission for the subject quarter shall be reduced from 31% to 30%;

2.	Greater than or equal to 38% of the total ceded premium for Covered Business for those three quarters but less than 42%, the commission for the subject quarter shall be reduced from 31% to 30.5%.

B.
The Company shall include its calculation of the percentage of ceded premium for Covered Business attributable to Specialty Risk and Extended Warranty business with its quarterly report to the Reinsurer in accordance with Article VII of the Agreement.

C.	The Reinsurer shall allow the Company a 34.375% commission on Subject Premium related to Retail Commercial Package Business.”

IN WITNESS WHEREOF the parties hereto, by their respective duly authorized officers, have executed this ENDORSEMENT NO. 1 to the Agreement, in duplicate, as of the dates recorded below:

AMTRUST INTERNATIONAL INSURANCE, LTD.

By:	/s/ Michael Bott

Dated:	July 26, 2011

MAIDEN INSURANCE COMPANY LTD.

By:	/s/ David A. Lamneck

Dated:	July 26, 2011